Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

March 30, 2012
State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171
Attention:  Legal Department, 8th Floor

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Transfer Agent”) dated September 1, 2001, as amended (the “Agreement”).

Pursuant to Section 16 of the Agreement, this letter is to provide notice of the creation of an additional portfolio of the Trust, namely the Henderson All Asset Fund (the “Portfolio”).  We request that you act as Transfer Agent under the Agreement with respect to the Portfolio.

The Schedule A to the Agreement is superseded and replaced with the Schedule A attached hereto and dated March 30, 2012.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: /s/ Christopher K. Yarbrough Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President

Schedule A
Dated March 30, 2012

Henderson European Focus Fund

Henderson Global Technology Fund

Henderson International Opportunities Fund

Henderson Strategic Income Fund (formerly Henderson Worldwide Income Fund)

Henderson Japan Focus Fund (formerly Henderson Japan-Asia Focus Fund)

Henderson Global Equity Income Fund

Henderson Global Leaders Funds (formerly Henderson Global Opportunities Fund)

Henderson International All Cap Equity Fund (formerly Henderson International Equity Fund)

Henderson Money Market Fund

Henderson Emerging Markets Opportunities Fund

Henderson All Asset Fund